Form F-1 | Greifenberg Digital Limited

Exhibit 5.1

December 16, 2022

Greifenberg Digital Limited
Suite 7061, 31 West 34th Street
New York, New York 10001

Re: Securities Registered under Registration Statement on Form F-1

Ladies and Gentlemen:

I have acted as special Canadian counsel to Greifenberg Digital Limited, a company governed by the Business Corporations Act (British Columbia) (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of a Registration Statement on Form F-1, as amended (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), including the exhibits thereto, relating to the best efforts offering (the “Offering”) of up to 3,000,000 common shares of the Company (the “Shares”) and as referred to in the Registration Statement.

I was not engaged to prepare any portion of the Registration Statement, and although I have reviewed the Registration Statement for the purposes of writing the opinions contained herein, I express no opinion as to the accuracy or adequacy of the disclosure contained in the Registration Statement, other than the opinions related to the Registration Statement that are expressly stated herein.

I have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary to give the opinions set forth below. I have relied, without independent verification, on certificates of public officials and, as to certain factual matters, upon certificates of officers of the Company. Without limiting the generality of the foregoing, I have reviewed the Notice of Articles of the Company, the Articles and certain resolutions of the directors and shareholders of the Company.

Where my opinion below refers to the Shares as being "fully-paid and non-assessable", such opinion assumes that all required consideration (in whatever form) has been or will be paid to or provided to the Company. No opinion is expressed as to the adequacy of any consideration received. No opinion is expressed as to any issuance of any securities by any predecessor of the Company.

I have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

The opinions expressed below are limited solely to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, I am of the opinion that (i) the Shares have been duly authorized for issuance by all necessary corporate action of the Company, and (ii) upon payment to the Company of the consideration in such amount and form as will be determined by its Board of Directors or by an authorized committee thereof, the Shares, when issued and sold in the Offering as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

I hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to me under the caption “Legal Matters” in the Registration Statement. In giving my consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours very truly,

/s/ Amandeep Sandhu

Amandeep Sandhu, Esq.
Member British Columbia, Canada Bar